Exhibit 4.8
Description of Securities of Kemper Corporation Registered under Section 12 of the Exchange Act as of December 31, 2022

Description of the Company’s Common Stock

The following is a summary of the material terms and provisions of the capital stock of Kemper Corporation (“we,” “us,” “our,” “Kemper” or “Company”) and does not purport to be complete. It is qualified by reference to our Restated Certificate of Incorporation (“Certificate of Incorporation”) and our amended and restated bylaws (“Bylaws”), each of which is incorporated by reference as an exhibit to our Annual Report on Form 10-K of which this Exhibit is a part (“Annual Report”), and by certain provisions of the General Corporation Law of the State of Delaware (“DGCL”).

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $.10 per share, and 20,000,000 shares of preferred stock, par value $.10 per share. No preferred stock is outstanding as of the date of the filing of the Annual Report.

Voting Rights. Each holder of shares of our common stock is entitled to attend all special and annual meetings of our shareholders. The holders of our common stock have one vote for each share held on all matters voted upon by our shareholders, including the election of directors to our Board of Directors (“Board of Directors”). Other than the election of directors, if an action is to be taken by vote of our shareholders at a meeting of shareholders at which a quorum is present, it will be decided by a majority of the votes cast with respect to such matter, unless a different vote is required under our Certificate of Incorporation or the DGCL. In an election of directors at a meeting of shareholders at which a quorum is present, a nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election, provided, however, in the event the number of nominees for director is greater than the number of directors to be elected, directors shall be elected by a plurality of the votes cast.

Dividends. Except for any preferential rights of holders of any preferred stock that may then be issued and outstanding and any other class or series of stock having a preference over the common stock, holders of our common stock are entitled to receive dividends as and when declared by our Board of Directors, from legally available funds.

Liquidation and Dissolution. In the event of our liquidation or dissolution, the holders of our common stock are entitled to receive ratably all assets available for distribution to shareholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Other Rights. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Listing. Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “KMPR.”

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors to issue up to 20,000,000 shares of preferred stock in one or more series, with such distinctive designation or title and in such number of shares as may be authorized by our Board of Directors. Our Board of Directors is authorized to prescribe the relative rights and preferences of each series, and the limitations applicable thereto, including but not limited to the following: (i) the voting powers, full, special, or limited, or no voting powers, of each such series; (ii) the rate, terms and conditions on which dividends will be paid, whether such dividends will be cumulative, and what preference such dividends shall have in relation to the dividends on other series or classes of stock; (iii) the rights, terms and conditions, if any, for conversion of such series of preferred stock into shares of other series or classes of stock; (iv) any right of the Company to redeem the shares of such series of preferred stock, and the price, time, and conditions of such redemption, including the provisions for any sinking fund; and (v) the rights of holders of such series of preferred stock in relation to the rights of other series and classes of stock upon the liquidation, dissolution or distribution of our assets. Unless otherwise provided by our Board of Directors, upon redemption or conversion, shares of preferred stock will revert to authorized but unissued shares and may be reissued as shares of any series of preferred stock.

Certain Statutory, Certificate of Incorporation and Bylaw Provisions Affecting Shareholders

Various provisions of our Certificate of Incorporation and Bylaws, the DGCL and state insurance laws could have the effect of delaying, deferring or discouraging another party from acquiring control of Kemper. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage, or could have the effect of encouraging, persons seeking to acquire control of Kemper to first negotiate with our Board of Directors.

The portions of the summary set forth below describing certain provisions of our Certificate of Incorporation and Bylaws is qualified in its entirety by reference to the provisions of our Certificate of Incorporation and Bylaws.

Certificate of Incorporation and Bylaw Provisions

Special Meetings of Shareholders. Our Certificate of Incorporation and Bylaws do not grant the shareholders the right to call a special meeting of shareholders. Under our Certificate of Incorporation and Bylaws, special meetings of shareholders may be called only by the Chairman of the Board of Directors or by a majority of the Board of Directors then in office. The Board of Directors may postpone, reschedule, or cancel any special meeting of stockholders.

No Shareholder Action by Written Consent. Our Certificate of Incorporation also provides that shareholders may not take any action by written consent.

Advance Notice Requirements. Our Bylaws set forth advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or other business to be presented at meetings of shareholders. These procedures provide that notice of such shareholder proposals must be timely given in writing to the Secretary of Kemper prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received by the Secretary at the principal executive offices of Kemper not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. The notice must contain specified information concerning the person to be nominated or the business to be brought before the meeting and concerning the shareholder submitting the proposal. The advance notice requirement does not give the Board of Directors any power to approve or disapprove shareholder director nominations or proposals but may have the effect of precluding the consideration of such nominations or proposals at a meeting if the proper notice procedures are not followed.

Blank Check Preferred Stock. Our preferred stock could be deemed to have an anti-takeover effect in that, if a hostile takeover situation should arise, shares of preferred stock could be issued to purchasers sympathetic with our management or others in such a way as to render more difficult or to discourage a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management.

The effects of the issuance of one or more series of the preferred stock on the holders of our common stock could include:

▪reduction of the amount otherwise available for payments of dividends on common stock if dividends are payable on the series of preferred stock;
▪restrictions on dividends on our common stock if dividends on the series of preferred stock are in arrears;
▪dilution of the voting power of our common stock if the series of preferred stock has voting rights, including a possible “veto” power if the series of preferred stock has class voting rights;
▪dilution of the equity interest of holders of our common stock if the series of preferred stock is convertible, and is converted, into our common stock; and
▪restrictions on the rights of holders of our common stock to share in our assets upon liquidation until satisfaction of any liquidation preference granted to the holders of the series of preferred stock.

Business Combinations. Article Seven of our Certificate of Incorporation places certain restrictions on the following transactions with a direct or indirect beneficial owner (including certain former beneficial owners and successors to such beneficial owners) of more than 15% of the voting power of Kemper’s outstanding voting stock (an “Interested Shareholder”):

▪any merger or consolidation of Kemper or any subsidiary with any Interested Shareholder or any other person (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder; or
▪any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any affiliate of any Interested Shareholder of any assets of Kemper or any subsidiary having an aggregate fair market value of $10,000,000 or more; or
▪the issuance or transfer by Kemper or any subsidiary (in one transaction or a series of transactions) of any securities of Kemper or any subsidiary to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10,000,000 or more; or
▪the adoption of any plan or proposal for the liquidation or dissolution of Kemper proposed by or on behalf of any Interested Shareholder or any affiliate of any Interested Shareholder; or
▪any reclassification of securities (including any reverse stock split or recapitalization of Kemper) or any merger or consolidation of Kemper with any of its subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Kemper or any subsidiary beneficially owned by any Interested Shareholder or any affiliate of any Interested Shareholder.

We may only enter into one of the transactions described above if:

▪the transaction has been approved by a majority of our “continuing directors,” being (A) members of our original Board of Directors, (B) persons unaffiliated with an Interested Shareholder who were members of the Board of Directors prior to such person or entity becoming an Interested Shareholder, or (C) successors of continuing directors who were recommended to succeed continuing directors by a majority of continuing directors then on the Board of Directors; or

▪the transaction has been approved by the affirmative vote of 75% of the voting power of our outstanding voting stock, voting together as a single class, and (A) the consideration to be received by the holders of each class or series of our capital stock is (i) not less than the highest price paid by the Interested Shareholder for any shares of such class or series during the preceding 24 months, and (ii) is either in cash or in the form of consideration previously used by the Interested Shareholder to acquire the largest number of shares of such class or series previously acquired by such Interested Shareholder, and (B) certain other conditions have been met.

Exclusive Forum Provision. Our Bylaws provide that, unless we consent to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our shareholders by any of our directors, officers or other employees or agents, (iii) any action asserting a claim against us or any of our directors or officers or other employees or agents arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against us or any of our directors or officers or other employees or agents governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants.

Business Combination Statute

We are a Delaware corporation and consequently are also subject to certain anti-takeover provisions of the DGCL. Subject to certain exceptions, Section 203 of the DGCL prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation’s board of directors or unless the business combination is approved in a prescribed manner. A “business combination,” in reference to Kemper, includes, among other things, a merger or consolidation of Kemper or one of its subsidiaries and an interested stockholder or the sale by Kemper or any of its subsidiaries to an interested stockholder of assets having an aggregate market value equal to 10% or more of either the aggregate market value of Kemper’s consolidated assets or the aggregate market value of Kemper’s outstanding stock. In general, in relation to Kemper, an “interested stockholder” is any person that is the owner of 15% or more of Kemper’s outstanding voting stock and the affiliates and associates of such person. Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. This statute could prohibit or delay mergers or other takeover or change in control attempts not approved in advance by our Board of Directors, and as a result could discourage attempts to acquire Kemper, which could depress the market price of our common stock.

Change in Control Requirements Under Insurance Laws

State insurance laws impose requirements that must be met prior to a change of control of an insurance company or insurance holding company based on the insurer’s state of domicile and, in some cases, additional states in which it is deemed commercially domiciled due to the substantial amount of business it conducts therein. These requirements may include the advance filing of specific information with the state insurance regulators, a public hearing on the matter, and the review and approval of the change of control by such regulators. In the majority of states in which Kemper’s insurance subsidiaries are domiciled or deemed commercially domiciled, “control” is generally presumed to exist through the direct or indirect ownership of 10% or more of the voting securities of an insurance company. In

Alabama, where Kemper also has insurance subsidiaries, control is presumed to exist with a 5% or more ownership interest in such securities. Any purchase of Kemper’s shares that would result in the purchaser owning Kemper’s voting securities in the foregoing percentages for the states indicated would be presumed to result in the acquisition of control of Kemper’s insurance subsidiaries in those states. Therefore, acquisitions subject to the 10% threshold generally would require the prior approval of insurance regulators in each state in which the Company’s insurance subsidiaries are domiciled or deemed commercially domiciled, including those in Alabama, while acquisitions subject to the 5% threshold generally would require the prior approval of only Alabama regulators. Similarly, several of the states in which the Company’s insurance subsidiaries are domiciled have enacted legislation that requires either the divesting and/or acquiring company to notify regulators of, and in some cases to receive regulatory approval for, a change in control.

Many state statutes also require pre-acquisition notification to state insurance regulators of a change of control of an insurance company licensed in the state if specific market concentration thresholds would be triggered by the acquisition. Such statutes authorize the issuance of a cease and desist order with respect to the insurance company if certain conditions, such as undue market concentration, would result from the acquisition.

These regulatory requirements may deter, delay or prevent transactions affecting control of Kemper or its insurance subsidiaries, or the ownership of Kemper’s voting securities, including transactions that could be advantageous to Kemper’s shareholders.

Description of the 5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062

The following description of our 5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062 (“debentures”) is a summary and does not purport to be complete. Any information regarding the debentures contained does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Indenture, dated as of September 20, 2020 (the “Base Indenture), by and between Kemper and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture, dated as of March 10, 2022 (the Base Indenture, as supplemented by the Third Supplemental Indenture, the “Indenture”), to provide for the issuance of the debentures, which are incorporated by reference as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2022 of which this Exhibit 4.8 is a part. For a complete description of the terms and provisions of the debentures, please refer to the Indenture, which is filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2022 and to the form of debenture, which is filed as an exhibit to the Form 8-K filed with the SEC on March 10, 2022.

General

The debentures were issued as junior subordinated debt securities under the Indenture and initially were limited in aggregate principal amount to $150,000,000 (or $172,500,000 if the underwriters exercise their over-allotment option in full). The debentures were issued only in denominations of $25 and integral multiples of $25 in excess thereof. Payments of principal of, and interest on, the debentures are made in U.S. dollars. The provisions of the Indenture pertaining to unclaimed moneys apply to the debentures.

We may, without notice to or consent of the holders of the debentures, re-open and issue additional 5.875% Fixed-Rate Reset Junior Subordinated Debentures due 2062 having the same ranking,

interest rate, maturity date and other terms as the debentures issued under the Indenture on March 10, 2022,

provided that if the additional debentures are not fungible for United States federal income tax purposes with the debentures issued under the Indenture on March 10, 2022, the additional debentures will have a separate CUSIP number. Any additional debentures, together with the debentures issued under the Indenture on March 10, 2022, will constitute a single series of debt securities under the Indenture. The debentures and the Indenture under which the debentures are issued do not place any limitation on the amount of unsecured debt that may be incurred by us.

Subordination

The debentures are unsecured, and rank in right of payment and upon our liquidation junior to all of our current and future Senior Indebtedness (as defined below) and equal with any other future Indebtedness Ranking on a Parity with the Debentures (as defined below), and, in each case in the manner set forth below. The debentures are also effectively subordinated to all debt and other liabilities of our subsidiaries.

Upon any payment or distribution of assets to creditors upon any receivership, liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, or similar proceedings, the holders of Senior Indebtedness will first be entitled to receive payment in full in cash or other satisfactory consideration of all amounts due or to become due on or in respect of such Senior Indebtedness before the holders of the debentures will be entitled to receive or retain any payment in respect thereof.

In the event of the acceleration of the maturity of the debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full in cash or other satisfactory consideration of all such Senior Indebtedness before the holders of the debentures will be entitled to receive or retain any payment in respect of the debentures.
In the event and during the continuation of any default in any payment with respect to any Senior Indebtedness, or in the event that the maturity of any Senior Indebtedness has been or would be permitted upon notice or the passage of time to be accelerated because of a default, then, unless and until such default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, no payments on account of principal or premium, if any, or interest, if any, in respect of the debentures may be made, in each case unless and until all amounts due or to become due on such Senior Indebtedness are paid in full in cash or other satisfactory consideration.

As of December 31, 2022, we had Senior Indebtedness with an outstanding principal balance of approximately $1.2 billion. On February 23, 2022, we closed an SEC-registered offering of $400 million aggregate principal amount of 3.800% Senior Notes due 2032. Senior Indebtedness does not include obligations to trade creditors created or assumed by us in the ordinary course of business, which ranks pari passu with the debentures in right of payment upon liquidation. In addition, the debentures are effectively subordinated to the indebtedness of our subsidiaries. Except for capital lease obligations of $72.6 million, as of December 31, 2022, our subsidiaries had no third party indebtedness outstanding.
“Senior Indebtedness” shall mean all Indebtedness for Money Borrowed, whether outstanding on the date of the first issuance of the debentures or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures, and any deferrals, renewals or extension of such Senior Indebtedness. Notwithstanding anything to the contrary, Senior Indebtedness shall not include obligations to trade creditors created or assumed by us in the ordinary course of business.

“Indebtedness Ranking on a Parity with the Debentures” shall mean Indebtedness for Money Borrowed, whether outstanding on the date of the first issuance of the debentures or thereafter created,

assumed or incurred, which specifically by its terms ranks equally with and not prior to the debentures in right of payment upon our dissolution, winding-up, liquidation, reorganization or similar events. The securing of any Indebtedness for Money Borrowed, otherwise constituting Indebtedness Ranking on a Parity with the Debentures, shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking on a Parity with the Debentures.

“Indebtedness Ranking Junior to the Debentures” shall mean any Indebtedness for Money Borrowed, whether outstanding on the date of the first issuance of the debentures or thereafter created, assumed or incurred, which specifically by its terms ranks junior to and not equally with or prior to the debentures (and any other Indebtedness Ranking on a Parity with the Debentures) in right of payment upon our dissolution, winding-up, liquidation, reorganization, or similar events. The securing of any Indebtedness for Money Borrowed, otherwise constituting Indebtedness Ranking Junior to the Debentures, shall not be deemed to prevent such Indebtedness for Money Borrowed from constituting Indebtedness Ranking Junior to the Debentures.

“Indebtedness for Money Borrowed” shall mean (i) any obligation of, or any obligation guaranteed by, us for which we are responsible or liable as obligor or otherwise including principal, premium and interest (whether accruing before or after filing of any petition in bankruptcy or any similar proceedings by or against us and whether or not allowed as a claim in bankruptcy or similar proceedings) for (A) indebtedness for money borrowed, (B) indebtedness evidenced by securities, bonds, debentures, notes or other similar written instruments, (C) any deferred obligation for the payment of the purchase price or conditional sale obligation of property or assets acquired other than in the ordinary course of business, (D) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction, (E) all obligations under “keep-well” agreements required by insurance regulators or (F) any obligation referred to in (A) through (E) above of other persons secured by any lien on any property or asset of the Company and (ii) all indebtedness for obligations to make payment in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts (including future or options contracts) swap agreements, cap agreements, repurchase and reverse repurchase agreements and similar arrangements, whether outstanding on the first issuance of the debentures or thereafter created, assumed or incurred.

Maturity

The debentures will mature on March 15, 2062.

Interest

Subject to applicable law and subject to any Optional Deferral Period, as described below, the debentures bear interest (i) from and including the date of original issue to, but excluding, March 15, 2027 (the “First Reset Date”) at the fixed rate of 5.875% per annum and (ii) from, and including, the First Reset Date, during each Reset Period, at a rate per annum equal to the Five-Year Treasury Rate as of the most recent Reset Interest Determination Date plus 4.140% to be reset on each Reset Date. Interest on the debentures are payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on June 15, 2022, each of which dates we refer to as an interest payment date, to the record holders of the debentures at the close of business on the immediately preceding March 1, June 1, September 1 or December 1, as applicable, whether or not a business day. However, interest that we pay on the maturity date or a redemption date will be payable to the person to whom the principal will be payable.

Interest payments include accrued interest from, and including, the original issue date, or, if interest has already been paid, from the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding interest payment date, the maturity date or the redemption date, as the case may be. The amount of interest payable for any interest payment period are computed on the basis of a 360-day year consisting of twelve 30-day months. If any date on which interest is payable on the debentures is not a business day, then payment of the interest payable on such date are made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay). “business day” means any day other than a day on which banking institutions in the State of New York or any place of payment are authorized or required by law, executive order or regulation to close.

Interest not paid on any payment date accrues and compounds quarterly at a rate per year equal to the rate of interest on the debentures until paid. References to “interest” include interest accruing on the debentures, interest on deferred interest payments, other unpaid amounts and compounded interest, as applicable.

Unless we have validly redeemed all outstanding debentures on or before the First Reset Date, U.S. Bank Trust Company, National Association will serve as the initial calculation agent with respect to the debentures prior to the Reset Interest Determination Date preceding the First Reset Date. The applicable interest rate for each Reset Period will be determined by the calculation agent, as of the applicable Reset Interest Determination Date. Promptly upon such determination, the calculation agent will notify us of the interest rate for the relevant Reset Period. We shall then promptly notify the trustee and paying agent in writing of such interest rate. The calculation agent’s determination of any interest rate and its calculation of the amount of interest for any Reset Period beginning on or after the First Reset Date will be on file at our principal offices and will be made available to any holder of the debentures upon request and will be final and binding in the absence of manifest error.

“Five-Year Treasury Rate” means, as of any Reset Interest Determination Date, as applicable, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published H.15, with a maturity of five years from the next Reset Date and trading in the public securities market or (2) if there is no such published U.S. Treasury security with a maturity of five years from the next Reset Date and trading in the public securities markets, the rate will be determined by the calculation agent by interpolation or extrapolation on a straight line basis between the most recent weekly average yield to maturity for two series of U.S. Treasury securities trading in the public securities market, (A) one maturing as close as possible to, but earlier than, the Reset Date following the next succeeding Reset Interest Determination Date, and (B) the other maturity as close as possible to, but later than, the Reset Date following the next succeeding Reset Interest Determination Date, in each case as published in the most recently published H.15. If the Five-Year Treasury Rate cannot be determined pursuant to the methods described in clauses (1) or (2) above, then the Five-Year Treasury Rate will be the same interest rate as in effect for the prior period.

“H.15” means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the United States Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities.”

“Reset Date” means the First Reset Date and each date falling on the fifth anniversary of the preceding Reset Date.

“Reset Interest Determination Date” means, in respect of any Reset Period, the day falling two business days prior to the beginning of such Reset Period.

“Reset Period” means the period from and including the First Reset Date to, but excluding, the next following Reset Date and thereafter each period from and including each Reset Date to, but excluding, the next following Reset Date.

Option to Defer Interest Payments

So long as no event of default with respect to the debentures has occurred and is continuing, we may, on one or more occasions, defer interest payments on the debentures for one or more optional deferral periods of up to five consecutive years (each such period, an “Optional Deferral Period”). A deferral of interest payments cannot extend, however, beyond the maturity date or the earlier acceleration or redemption of the debentures. During an Optional Deferral Period, interest will continue to accrue on the debentures, and deferred interest payments will accrue additional interest at the then applicable interest rate on the debentures, compounded quarterly as of each interest payment date to the extent permitted by applicable law. No interest otherwise due during an Optional Deferral Period will be due and payable on the debentures until the end of such Optional Deferral Period except upon an acceleration or redemption of the debentures during such deferral period.

At the end of five years following the commencement of an Optional Deferral Period, we must pay all accrued and unpaid deferred interest, including compounded interest. If, at the end of any Optional Deferral Period, we have paid all deferred interest due on the debentures, including compounded interest, we can again defer interest payments on the debentures as described above.

We will provide to the Trustee and the holders of debentures written notice of any deferral of interest at least one and not more than 60 business days prior to the applicable interest payment date. In addition, our failure to pay interest on the debentures on any interest payment date will itself constitute the commencement of an Optional Deferral Period unless we pay such interest within five business days after any such interest payment date, whether or not we provide a notice of deferral. We have no present intention of exercising our right to defer payments of interest.

Payment Restrictions During an Optional Deferral Period

After the commencement of an Optional Deferral Period until we have paid all accrued and unpaid interest on the debentures, we will not, and will not permit any of our subsidiaries to:

1.declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock (which includes common and preferred stock),

2.make any payment of principal, interest or premium on or repay, repurchase or redeem any Indebtedness Ranking on a Parity with the Debentures or Indebtedness Ranking Junior to the Debentures, or

3.make any guarantee payments with respect to any guarantee by us of any securities of any of our subsidiaries if such guarantee ranks pari passu with or junior in right of payment to the debentures;

other than:

a.dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our capital stock where the dividend stock or stock issuable upon exercise of such options, warrants or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock,

b.any declaration of a dividend in connection with the implementation of a stockholder’s rights plan, or the issuance of capital stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,

c.as a result of a reclassification of any series or class of our capital stock or the exchange or conversion of one class or series of our capital stock for or into another class or series of our capital stock,

d.the purchase of fractional interests in shares of our capital stock pursuant to an acquisition or the conversion or exchange provisions of such capital stock or the security being converted or exchanged,

e.purchases or acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of directors, officers, agents, consultants or employees or our satisfaction of our obligations under any dividend reinvestment plan or our director, officer, agent, consultant or employee stock purchase plans,

f.any exchange, redemption or conversion of any class or series of our capital stock, or the capital stock of one of our subsidiaries, for any other class or series of our capital stock, or of any class or series of our Indebtedness for Money Borrowed for any class or series of our capital stock,

g.purchases or acquisitions of shares of our capital stock in connection with our satisfaction of our obligations under any contract or security entered into before commencement of the Optional Deferral Period, and

h.(i) payment of current or deferred interest on our Indebtedness Ranking on a Parity with the Debentures made pro rata to the amounts due on our Indebtedness Ranking on a Parity with the Debentures and the debentures and (ii) payment of principal or current or deferred interest on our Indebtedness Ranking on a Parity with the Debentures that, if not made, would cause us to breach the terms of the instrument governing such Indebtedness Ranking on a Parity with the Debentures.

For the avoidance of doubt, no terms of the debentures will restrict in any manner the ability of any of our subsidiaries to pay dividends or make any distributions to us or to any of our other subsidiaries.

Optional Redemption of the Debentures

We may redeem the debentures in increments of $25 principal amount:

•in whole or in part on the First Reset Date or any time thereafter, at a redemption price equal to the principal amount of the debentures being redeemed plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption; provided that if the debentures are not redeemed in whole, at least $25 million aggregate principal amount of the debentures must remain outstanding after giving effect to such redemption;

•in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a “Tax Event” at a redemption price equal to the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption;

•in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a “Regulatory Capital Event,” at a redemption price equal to the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption; or

•in whole, but not in part, at any time prior to March 15, 2027, within 90 days of the occurrence of a “Rating Agency Event”, at a redemption price equal to 102% of the principal amount plus any accrued and unpaid interest thereon (including compounded interest, if any) to, but excluding, the date of redemption.

“Tax Event” means that we will have received an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:

•amendment to, or change in (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation;

•official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in the preceding bullet point, by any court, governmental agency or regulatory authority; or

•threatened challenge asserted in connection with an audit of us or any of our subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against us or becomes publicly known on or after the original issue date of the debentures, there is more than an insubstantial increase in the risk that interest accruable or payable by us on the debentures is not, or will not be, deductible by us in whole or in part, for U.S. federal income tax purposes; provided that a change of tax law shall not give rise to a “Tax Event” unless, in the opinion of independent tax counsel, the change of law limits, defers, or prohibits the deduction of interest on the debentures in a manner or to an extent different from and more adverse than interest on senior debt obligations of the Company by reason of the specific characteristics of the debentures.

“Regulatory Capital Event” means that we become subject to capital adequacy supervision by a capital regulator and the capital adequacy guidelines that apply to us as a result of being so subject set forth criteria pursuant to which the full principal amount of the debentures would not qualify as capital under such capital adequacy guidelines, as we may determine at any time, in our sole discretion.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Securities Exchange Act of 1934 (the “Exchange Act”) that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the debentures, which amendment, clarification or change results in (a)

the shortening of the length of time the debentures are assigned a particular level of equity credit by that rating agency as compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the debentures; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the debentures by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the initial issuance of the debentures.

Notice of any optional redemption of any debentures will be given to registered holders of the debentures to be redeemed or, if the debentures are represented by one or more global security certificates, sent in accordance with the procedures of the depositary not more than 90 nor less than 30 days prior to the date fixed for redemption. If less than all of the debentures are to be redeemed, and such debentures are at the time represented by one or more global security certificates, then the debentures to be redeemed will be selected in accordance with the procedures of the depositary. If less than all of the debentures are to be redeemed, and such debentures are not represented by one or more global security certificates, then the Trustee will select the particular debentures to be redeemed by lot or in such manner it deems appropriate. The Trustee may select debentures and portions of debentures in amounts of $25 and multiples of $25 in excess of $25.

On and after the date of redemption, interest will cease to accrue on the debentures or any portion of the debentures called for redemption, unless we default in the payment of the redemption amount.

Restrictions on Mergers, Consolidations and Sales of Substantially all Assets

The Indenture provides that we may not merge with or into or consolidate with any other Person, or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any other Person other than a Wholly Owned Subsidiary of ours, unless:

•we are the surviving corporation or the Person formed by or surviving such merger or consolidation or to which such sale, assignment, transfer, lease or conveyance has been made (the “successor Person”), if other than us, assumes our obligations in the debentures and under the Indenture; and

•after giving effect to such transaction, no default under the Indenture has occurred or is continuing.

The successor Person will be the successor to us, and will be substituted for and may exercise every right and power and become the obligor on the debentures, but, in the case of a lease of all or substantially all of our properties and assets, we will not be released from our obligations under the Indenture and the debentures.

Notwithstanding the foregoing, we need not comply with the provision described in the second bullet point of the immediately preceding paragraph in connection with (i) any merger of us with or into, or any consolidation of us with, any Wholly Owned Subsidiary of ours or (ii) any merger of us with or into, or any consolidation of us with, an affiliate of ours solely for the purpose of our reincorporating or reorganizing in another jurisdiction.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a joint stock company, a trust, an unincorporated organization or a government or an agency or political subdivision thereof.

“Wholly Owned Subsidiary” means, with respect to any Person: (a) any corporation, limited liability company, association or other business entity of which 100% of the total voting power of shares (other than directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Wholly Owned Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Wholly Owned Subsidiaries of that Person (or any combination thereof).

“Capital Stock” means: (a) in the case of a corporation, corporate stock; (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Subsidiary” means, with respect to any Person: (a) any corporation, limited liability company, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, limited liability company, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Events of Default

An “event of default” with respect to the debentures shall occur only upon certain events of bankruptcy, insolvency or receivership.

The Indenture refers to breaches that are not “events of default” as “defaults.” They include:

•a default in payment of principal or any premium when due;

•a default for 30 days in payment of any interest when due; provided that the date on which such interest payment is due and payable shall be the date on which we must make payment following any Optional Deferral Period; or

•the failure to comply with our covenants or agreements under the Indenture or the debentures.

A “default” also includes, for example, a failure to pay interest within 30 days of the relevant interest payment date if we do not give a timely written notice of our election to commence or continue a deferral period. If we do not give a timely written notice of our election to commence or continue a deferral period and fail to pay interest within 30 days of the relevant interest payment date, any holder of debentures may seek to enforce our obligation to make the missed interest payment, including through legal process. However, there is no right of acceleration except upon the occurrence of an event of default as described above.

If we do give a timely written notice of our election to commence or continue a deferral period on any interest payment date (and, if such notice continues a deferral period, the deferral period has not continued for five years), then no “default” will arise from our non-payment of interest on such interest payment date on the debentures.

The Indenture provides that the trustee must give holders notice of all defaults or events of default within 90 days after they become actually known to a responsible officer of the trustee. However, except in the case of a default in payment on the debentures, the trustee will be protected in withholding the notice if a responsible officer determines that withholding of the notice is in the interest of holders.

If an event of default under the Indenture occurs, the entire principal amount of the debentures will automatically become due and payable without any declaration or other action on the part of the trustee or any holder of the debentures. There is no right of acceleration in the case of any payment default or other breaches of covenants under the Indenture or the debentures. In the case of a default in the payment of principal of or interest, including any compounded interest, on the debentures, the holders may, or if directed by the holders of a majority in principal amount of the debentures, the trustee shall, subject to the conditions set forth in the Indenture, demand payment of the amount then due and payable and may institute legal proceedings for the collection of such amount if we fail to make payment thereof upon demand.

The holders of a majority in aggregate principal amount of the outstanding debentures may waive any past default, except:

•a default in payment of principal or interest; or

•a default under any provision of the Indenture that itself cannot be modified or amended without the consent of the holders of all outstanding debentures.

The holders of a majority in principal amount of the debentures will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to the provisions of the Indenture.
We are required to file an officers’ certificate with the trustee each year that states, to the knowledge of the certifying officers, whether we have complied with all conditions and covenants under the terms of the Indenture and the debentures and specifying any default.

If an event of default under the Indenture occurs, the trustee will be obligated to use its rights and powers under the Indenture, and to use the same degree of care and skill in doing so that a prudent person would use in that situation in conducting his or her own affairs. In contrast, the trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any holders of the debentures pursuant to the Indenture in connection with any default that is not also an event of default, unless such remedies are available under the Indenture and the trustee is directed to exercise such remedies by the holders of a majority in principal amount of the debentures pursuant to and subject to the conditions of the Indenture. In connection with any such exercise of remedies in connection with a default the trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an event of default.

Modification of Indenture and Debentures

With certain exceptions, the Indenture and the debentures may be modified or amended with the consent of the holders of not less than a majority in principal amount of the debentures affected by the modification or amendment. However, no such modification or amendment may be made, without the consent of the holder of each debenture affected, which would:

•change the stated maturity of the principal of the debentures;

•reduce the principal amount on the debentures or the rate of interest thereon or any premium payable upon the redemption of the debentures;

•change any place of payment where, or the coin or currency in which, any debenture or the interest or any premium thereon is payable;

•impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of a redemption, on or after the redemption date);

•reduce the percentage in principal amount of the debentures, the consent of holders of which is required to modify or amend the Indenture or the debentures, or the consent of the holders of which is required for any waiver of compliance with certain provisions of the Indenture or certain defaults therein and their consequences provided in the Indenture;

•modify any of the provisions described under “—Modification of Indenture and Debentures” or provisions under the Indenture relating to waivers of defaults and waivers of compliance with certain provisions of the Indenture, except to increase the percentage in principal amount of holders required under any such provision or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding debenture affected thereby; or

•modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee.

Furthermore, no modification may be made to any of the provisions described under “—Subordination,” or the rights of Senior Indebtedness, in any manner that would alter or impair the subordination of the debentures with respect to Senior Indebtedness then outstanding, without the consent of each holder of such Senior Indebtedness.

Without the consent of any holders of the debentures, we and the Trustee may modify or amend the Indenture or the debentures for, among other things, any of the following purposes:

•to add to our covenants for the benefit of the holders of the debentures or to surrender any right or power conferred upon us in the Indenture;

•to add events of default;

•to add to, change or eliminate any of the provisions of the Indenture to provide, change or eliminate any restrictions on the payment of principal on the debentures; provided that any such action shall not adversely affect the interests of the holders of debentures in any material respect;

•to evidence the succession of another person to us in compliance with the Indenture and the assumption by any such successor of the covenants in the Indenture and in the debentures;

•to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee with respect to the debentures in compliance with the Indenture and to add to or change any of the provisions of the Indenture as may be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one trustee;

•to secure the debentures;

•to cure any ambiguity or to correct or supplement any provision of the Indenture or the debentures which may be defective or inconsistent with any other provision of the Indenture or the debentures or to conform the terms of the Indenture that are applicable to the debentures to the description of the terms of the debentures;

•to add to or change or eliminate any provision of the Indenture or the debentures as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act of 1939, as amended;

•to add guarantors or co-obligors with respect to the debentures;

•to make any change that does not adversely affect in any material respect the rights of the holders of the debentures;

•to provide for the issuance of the debentures in uncertificated form or to add to or change any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of the debentures in uncertificated form;

•to comply with the requirements of any applicable securities depositary;

•to supplement any of the provisions of the Indenture or the debentures to such extent as necessary to permit or facilitate the defeasance and discharge of the debentures, provided that any such action shall not adversely affect in any material respect the interests of the holders of the debentures; or

•to establish the form of any certifications required to be furnished pursuant to the terms of the Indenture or the debentures or to add to the rights of holders of the debentures.

Defeasance and Covenant Defeasance

We may elect either to:

•be discharged from our obligations with respect to the debentures (except as otherwise provided in the Indenture) (“discharge”) or

•be released from our obligations with respect to certain covenants that are described in the Indenture (“covenant defeasance”),

upon the deposit with the Trustee, in trust for such purpose, of money and/or government obligations that through the payment of principal and interest in accordance with their terms will provide money (or a combination of money and United States government obligations) in an amount sufficient, based on a certificate, report or opinion of a nationally recognized investment bank, appraisal firm or firm of independent certified public accountants, without reinvestment, to pay the principal of, premium, if any, and interest on the debentures to maturity or redemption, as the case may be. As a condition to discharge or covenant defeasance, among others, we must deliver to the Trustee an opinion of counsel to the effect that the beneficial owners of such series of debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of such discharge or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such discharge or covenant defeasance had not occurred. In the case of a discharge, such opinion of counsel must refer to or be based on a ruling of the IRS or applicable court to that effect or a change in applicable United States federal income tax law occurring after the original issue date of the debentures. We may exercise our discharge option with respect to the debentures notwithstanding our prior exercise of our covenant defeasance option.

If we exercise our covenant defeasance option, payment of the debentures may not thereafter be accelerated by reference to any covenant from which we are released as described in the second bullet point in the immediately preceding paragraph. However, if acceleration were to occur for other reasons, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debentures, in that the required deposit in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Satisfaction and Discharge

Upon our written order to the Trustee, the Indenture will cease to be of further effect with respect to the debentures (except as to any surviving rights of registration of transfer or exchange of the debentures expressly provided for in the Indenture and rights to receive payments of principal of and premium, if any, and interest on the debentures), and the Trustee will execute proper instruments acknowledging satisfaction and discharge of the Indenture with respect to the debentures, when:

either

•all of the debentures theretofore authenticated and delivered (other than (A) debentures that have been destroyed, lost or stolen and that have been replaced or paid as provided in the Indenture and (B) debentures for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust, as provided in the Indenture) have been delivered to the Trustee for cancellation; or

•all of the debentures not theretofore delivered to the Trustee for cancellation,

A.have become due and payable,

B.will become due and payable at their stated maturity within one year, or

C.are to be called for redemption within one year under arrangements satisfactory to the
Trustee,

and we, in the case of (A), (B) or (C) above, have deposited or caused to be deposited with the Trustee or paying agent an amount sufficient to pay and discharge the entire indebtedness on the debentures for principal and premium, if any, and interest to the date of such deposit (if the debentures have become due and payable) or to the stated maturity or redemption date, as the case may be;

•we have paid or caused to be paid all other sums payable by us under the Indenture with respect to the debentures; and

•we have delivered to the Trustee an officer’s certificate and an opinion of counsel each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture with respect to the debentures have been complied with.

Transfer

No service charge will be made for any registration of transfer or exchange of debentures, but payment will be required of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Listing

We intend to apply to list the debentures on the NYSE under the symbol “KMPB.” If the application is approved, we expect trading of the debentures on the NYSE to begin within 30 days after they are first issued.

Agreement to Treat Debentures as Indebtedness for Tax Purposes

We agree and each holder of the debentures will, by accepting the debentures or a beneficial interest therein, be deemed to have agreed, in each case, that such party intends that the debentures constitute indebtedness and will treat the debentures as indebtedness for all U.S. federal, state and local tax purposes.

Book-Entry System

The Depository Trust Company, or DTC, which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the debentures. The debentures will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the debentures, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the debentures so long as the debentures are represented by global security certificates.

Investors may elect to hold interests in the debentures in global form through either DTC in the United States or Clearstream Banking S.A. (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V. (“Euroclear”), if they are participants in those systems, or indirectly through organizations which are participants in those systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The depositary holds securities that its participants (the “DTC Participants”) deposit with the depositary. The depositary also facilitates the settlement among DTC Participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the NYSE, the NYSE MKT LLC, and the Financial Industry Regulatory Authority, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and DTC Participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the debentures held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear system is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the debentures held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

We issue certificated debentures to each person that the depositary identifies as the beneficial owner of the debentures represented by a global security certificate upon surrender by the depositary of the global security certificate if:

•the depositary notifies us that it is unwilling or unable to continue as a depositary for such global security certificate or ceases to be a clearing agency registered under the Exchange Act;

•an event of default under the debentures has occurred and is continuing; or

•we determine not to have the debentures represented by a global security certificate.

Neither we nor the Trustee is liable for any delay by the depositary or its nominee or any direct or indirect participant in identifying the beneficial owners of the debentures. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the depositary or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated debentures to be issued.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, is considered the sole owner and holder of the global security certificates and all debentures represented by these global security certificates for all purposes under the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•are not entitled to have the debentures represented by these global security certificates registered in their names, and

•are not considered to be owners or holders of the global security certificates or any debentures represented by these certificates for any purpose under the debentures or the Indenture.

All payments on the debentures represented by the global security certificates and all transfers and deliveries of related debentures are made to the depositary or its nominee, as the case may be, as the holder of such securities.

Ownership of beneficial interests in the global security certificates is limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates is shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the Trustee has any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and Euroclear has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the debentures will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of debentures received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debentures settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of the debentures by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debentures among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

About the Trustee

U.S. Bank Trust Company, National Association is the Trustee. Subject to the provisions of the Trust Indenture Act of 1939, as amended, the Trustee is under no obligation to exercise any of its powers vested in it by the Indenture at the request of any holder of the debentures unless the holder offers the Trustee indemnity reasonably satisfactory to it against the costs, claims, expenses and liabilities which might result. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in performing its duties if the Trustee believes that it is not reasonably assured of repayment or adequate indemnity. We have entered, and from time to time may continue to enter, into banking or other relationships with U.S. Bank Trust Company, National Association or its affiliates. The Trustee serves as trustee with respect to outstanding debt securities of the Company other than the debentures. An affiliate of U.S. Bank Trust Company, National Association is a lender under our revolving credit agreement.

The Trustee may resign or be removed with respect to one or more series of debt securities under the Indenture, and a successor trustee may be appointed to act with respect to such series.

Applicable Law

The debentures and the Indenture are governed by, and construed in accordance with, the laws of the State of New York.

Payment and Paying Agent

We will pay principal of, and premium, if any, and interest on, the debentures at the office of the paying agent designated by us, except that we may pay interest by check mailed to the registered holder or, in accordance with customary arrangements, by wire transfer to an account designated by the registered holder.

Subject to applicable abandoned property law, any money deposited with the Trustee or any paying agent for the payment of the principal of and premium, if any, or interest on a debenture which remains unclaimed at the end of two years after such principal and premium, if any, or interest has become due and payable will be repaid to us, and the holder of the debenture may then look only to us for payment.

The Trustee acts as paying agent for the debentures.

Calculation Agent

The “calculation agent” means, at any time, the person or entity appointed by Kemper and serving as such agent with respect to the debentures at such time. Unless Kemper has validly redeemed all outstanding debentures on or before the First Reset Date, it will appoint a calculation agent with respect to the debentures prior to the First Reset Date. Kemper may terminate any such appointment as long as it appoints a successor agent at the time of termination. U.S. Bank Trust Company, National Association initially acts as calculation agent and may subsequently appoint one of its affiliates as calculation agent.